Exhibit (a)(1)(C)

Offer To Purchase For Cash

All Outstanding Shares of Common Stock

of

AMERICAN PACIFIC CORPORATION

a Delaware corporation

at

$46.50 NET PER SHARE

Pursuant to the Offer to Purchase dated January 24, 2014

by

FLAMINGO MERGER SUB CORP.,

a wholly-owned subsidiary of

FLAMINGO PARENT CORP.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT NEW YORK CITY TIME, ON FEBRUARY 24, 2014, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

January 24, 2014

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Flamingo Merger Sub Corp., a Delaware corporation (which we refer to as “Purchaser”) and a wholly-owned subsidiary of Flamingo Parent Corp., a Delaware corporation (which we refer to as “Parent”), which is controlled by H.I.G. Bayside Debt & LBO Fund II, L.P. (which we refer to as “Sponsor”), to act as Information Agent in connection with Purchaser’s offer to purchase all outstanding shares of common stock, par value $0.10 per share (which we refer to as “Shares”), of American Pacific Corporation, a Delaware corporation (which we refer to as “AMPAC”), at a purchase price of $46.50 per Share, net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated January 24, 2014 (which we refer to as the “Offer to Purchase”), and the related Letter of Transmittal (which we refer to as the “Letter of Transmittal” and which, together with the Offer to Purchase and other related materials, each as may be amended or supplemented from time to time, we refer to as the “Offer”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

Certain conditions to the Offer are described in Section 15 of the Offer to Purchase.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Purchase;

2. The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients, together with the included Internal Revenue Service Form W-9;

3. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer and

4. A return envelope addressed to Continental Stock Transfer & Trust Company (which we refer to as the “Depositary”) for your use only.

We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at midnight, New York City time, on February 24, 2014, unless the Offer is extended or earlier terminated.

There is no procedure for guaranteed delivery in the Offer and, therefore, tenders must be received by midnight on the Expiration Date.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of January 9, 2014 (which we refer to as the “Merger Agreement”), by and among Parent, Purchaser and AMPAC. The Merger Agreement provides that as soon as practicable following completion of the Offer, Purchaser will be merged with and into AMPAC (which we refer to as the “Merger”), with AMPAC continuing after the Merger as the surviving corporation and a wholly owned subsidiary of Parent.

In order for a stockholder to validly tender Shares pursuant to the Offer, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary and either (A) the share certificates evidencing tendered Shares must be received by the Depositary or (B) such Shares must be tendered pursuant to the procedure for book-entry transfer described in the Offer to Purchase and a Book-Entry Confirmation (as defined in the Offer to Purchase) must be received by the Depositary (provided in the case of direct registration Shares neither (A) nor (B) will be required), in each case prior to the Expiration Date (as defined in the Offer to Purchase).

Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or any other person (other than to the Depositary and Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding materials related to the Offer to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the undersigned at the address and telephone numbers set forth below.

Very truly yours,

Okapi Partners LLC

Nothing contained herein or in the enclosed documents shall render you the agent of Parent, Purchaser, the Information Agent or the Depositary or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.

The Information Agent for the Offer is:

437 Madison Avenue, 28th Floor

New York, NY 10022

Banks and Brokerage Firms, Please Call: (212) 297-0720

Shareholders and All Others, Call Toll-Free: (855) 208-8903

Email: info@okapipartners.com

2